EXHIBIT 10.43

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

Derma Sciences, Inc. (“Employer”), and Frederic Eigner (“Employee”) are parties to an Employment Agreement dated March 12, 2012, as amended by First Amendment dated December 20, 2012 and by Second Amendment effective March 31, 2013 (the “Agreement”).

WHEREAS, Employer and Employee desire to amend the Agreement to extend the Term for a period of two years and incorporate the Employer’s Claw Back Policy, effective as of March 9, 2015 (the “Effective Date”).

WHEREAS, Employer and Employee agree to amend the Employment Agreement as follows:

1.          Section 5 of the Agreement (entitled “Term”) is amended by deleting the date “March 31, 2015” and substituting the date “March 31, 2017”.

2.          Section 9 of the Agreement (originally Section 10 entitled “Clawback of Bonus and/or Incentive Compensation”) is amended by deleting the existing language in its entirety and substituting the following in its place:

“Employee understands that he is a Covered Person under, and agrees to comply with, the Derma Sciences, Inc. Claw Back Policy attached hereto as Exhibit B, including consenting to any amendments to the Policy that may be made pursuant to the terms thereof.”

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been executed by Employer and Employee as of the date first hereinabove written.

EMPLOYER:

DERMA SCIENCES, INC.

By:	/s/ Edward J. Quilty
Edward J. Quilty
Chairman and Chief Executive Officer

EMPLOYEE:

By:	/s/ Frederic Eigner
Frederic Eigner

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EXHIBIT B

DERMA SCIENCES, INC.

CLAW BACK POLICY

FEBRUARY 2015

If Derma Sciences, Inc. ("Derma”) is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, all incentive compensation paid or credited to a Covered Person (as herein defined) for the restated period (not to exceed three years prior to the date such restatement is required to be prepared) will be recalculated based on the restated results. To the extent the recalculated incentive compensation is less than the incentive compensation actually paid or credited to a Covered Person for that period, the excess amount must be forfeited or returned to Derma. As used in this Policy, the term "Covered Person" shall mean each current or former Derma chief executive officer, executive vice president, senior vice president, named executive officer or other employee designated in writing by Derma’s chief executive officer or chief financial officer.

In addition, if any Covered Person engaged in intentional misconduct that contributed to an erroneous measure of Derma’s financial results, then whether or not an accounting restatement is then required, all incentive compensation paid or credited to that Covered Person for the affected period will be recalculated based on the corrected results. To the extent the recalculated incentive compensation is less than the incentive compensation actually paid or credited to the Covered Person for that period, the excess amount must be forfeited or returned to Derma.

The objective of this policy is to reverse, to the maximum extent possible, the improper economic benefit resulting from erroneous financial data (the "Excess Benefit"). Accordingly, each Covered Person affected by this policy shall forfeit and be required to repay to Derma any Excess Benefit.

In addition to the forfeiture of amounts earned but unpaid and the repayment of cash amounts previously received, a Covered Person may be required to return shares of Derma stock previously issued. If such issued shares have already been sold or otherwise transferred by the Covered Person, he or she will be required to repay to Derma an amount equal to the greater of the then current value of such shares or the amount realized by the Covered Person upon the sale or other transfer of those shares. All repayments will be based on the gross (i.e., pre-tax) amount of the Excess Benefit.

In lieu of the actual repayment, Derma is authorized to offset the amount of any Excess Benefit from any compensation then owed, or other obligation it or its affiliates then has, to a Covered Person. In all cases, the amount required to be forfeited, repaid or offset will be determined by the Compensation Committee, in its sole discretion.

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